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                                                                 EXHIBIT 10.16.1


                                      LIBOR
                     ADDENDUM TO LOAN AND SECURITY AGREEMENT

        This Addendum to Loan and Security Agreement (this "Addendum") is entered into as of this 1st day of October, 2002, by and between Comerica Bank-California ("Bank") and CRYSTAL DECISIONS, INC. ("Borrower"). This Addendum supplements the terms of the Loan and Security Agreement entered into by and between Borrower and Bank dated of even date herewith, as amended from time to time (the "Loan Agreement").

1. Definitions. Unless otherwise defined herein, all initially capitalized terms in this Addendum shall be as defined in the Loan Agreement.

        (a) Advance. As used herein, "Advance" means a borrowing requested by Borrower and made by Bank under the Revolving Facility of the Loan Agreement, including a LIBOR Option Advance and/or a Prime Rate Option Advance.

        (b) LIBOR. As used herein, "LIBOR" means the rate per annum (rounded upward if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

                                   Base LIBOR
                LIBOR = --------------------------------
                        100% - LIBOR Reserve Percentage

                      (1) "Base LIBOR" means the rate per annum determined by Bank at which deposits for the relevant LIBOR Period would be offered to Bank in the approximate amount of the relevant LIBOR Option Advance in the inter-bank LIBOR market selected by Bank, upon request of Bank at 10:00 a.m. Pacific time, on the day that is the first day of such LIBOR Period.

                      (2) "LIBOR Reserve Percentage" means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable LIBOR Period.

        (c) LIBOR Business Day. As used herein, "LIBOR Business Day" means a Business Day on which dealings in dollar deposits may be carried out in the interbank LIBOR market.

        (d) LIBOR Period. As used herein, "LIBOR Period" means, with respect to a LIBOR Option Advance:

                      (1) initially, the period commencing on, as the case may be, the date the Advance is made or the date on which the Advance is converted to a LIBOR Option Advance, and continuing for, in every case, 30, 60, 90 or 180 days thereafter so long as the LIBOR Option is quoted for such period in the applicable interbank LIBOR market, as such period is selected by Borrower in the notice of Advance as provided in this Addendum; and

                      (2) thereafter, each period commencing on the last day of the next preceding LIBOR Period applicable to such LIBOR Option Advance and continuing for, in every case, 30, 60, 90 or 180 days thereafter, so long as the LIBOR Option is quoted for such period in the applicable interbank LIBOR market, as such period is selected by Borrower in the notice of continuation as provided in this Addendum.


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        (e)    Regulation D. As used herein, "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as amended or supplemented from time to time.

        (f) Regulatory Development. As used herein, "Regulatory Development" means any or all of the following: (i) any change in any law, regulation or interpretation thereof by any public authority (whether or not having the force of law); (ii) the application of any existing law, regulation or the interpretation thereof by any public authority (whether or not having the force of law); and (iii) compliance by Bank with any request or directive (whether or not having the force of law) of any public authority.

2. Interest Rate Options. Borrower shall have the following options regarding the interest rate to be paid by Borrower on Advances under the Loan
Agreement:

        (a) A rate equal to two and one half percent (2.50%) above Bank's LIBOR, (the "LIBOR Option"), which LIBOR Option shall be in effect during the relevant LIBOR Period; or

        (b) A rate equal to the "Prime Rate" as defined in the Loan Agreement and quoted from time to time by Bank as such rate may change from time to time (the "Prime Rate Option").

3. LIBOR Option Advance. Each LIBOR Option Advance will not be less than Two Hundred Fifty Thousand and 00/100 Dollars ($250,000). No more than four (4) LIBOR Option Advances shall be outstanding at any time.

4. Payment of Interest. Interest on all Advances shall be payable pursuant to the terms of the Loan Agreement. Interest on LIBOR Option Advance (i) shall be computed on the basis of a 360-day year and shall be assessed for the actual number of days elapsed from the first day of the LIBOR Period applicable thereto but not including the last day thereof and (ii) shall be payable at the end of each quarter and at the end of each LIBOR Period.

5. Bank's Records Re: LIBOR Option Advances. With respect to each LIBOR Option Advance, Bank is hereby authorized to note the date, principal amount, interest rate and LIBOR Period applicable thereto and any payments made thereon on Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to the Loan Agreement, which notations shall be prima facie evidence of the accuracy of the information noted.

6. Selection/Conversion of Interest Rate Options. At the time any Advance is requested under the Loan Agreement and/or Borrower wishes to select the LIBOR Option Advance for all or a portion of the outstanding principal balance of the Loan Agreement, and at the end of each LIBOR Period, Borrower shall give Bank notice specifying (a) the interest rate option selected by Borrower; (b) the principal amount subject thereto; and (c) if the LIBOR Option is selected, the length of the applicable LIBOR Period. Any such notice may be given by telephone so long as, with respect to each LIBOR Option Advance selected by Borrower, (i) Bank receives written confirmation from Borrower not later than three (3) Business Days after such telephone notice is given; and (ii) such notice is given to Bank prior to 10:00 a.m., Pacific time, three Business Days before the first day of the LIBOR Period. For each LIBOR Option requested hereunder, Bank will quote the applicable fixed LIBOR Rate to Borrower at approximately 10:00 a.m., Pacific time, on the first day of the LIBOR Period. If Borrower does not immediately accept the rate quoted by Bank, any subsequent acceptance by Borrower shall be subject to a redetermination of the rate by Bank; provided, however, that if Borrower fails to accept any such quotation given, then the quoted rate shall expire and Bank shall have no obligation to permit a LIBOR Option to be selected on such day. If no specific designation of interest is made at the time any Advance is requested under the Loan Agreement or at the end of any LIBOR Period, Borrower shall be deemed to have selected the Prime Rate Option for such Advance, as applicable, or the principal amount to which such LIBOR Period applied. At any time the LIBOR Option is in effect, Borrower may, at the end of the applicable LIBOR Period, convert to the Prime Rate Option. At any time the Prime Rate Option is in effect, Borrower may convert to the LIBOR Option, and shall designate a LIBOR Period.

7. Prepayment. Bank is not under any obligation to accept any prepayment of any LIBOR Option Advance except as described below or as required under applicable law. Borrower may prepay a Prime Rate Option Advance


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at any time, without paying any Prepayment Amount (as defined below). Borrower may prepay an LIBOR Option Advance in increments of Five Hundred Dollars ($500.00) prior to the end of the LIBOR Period, as long as (i) Bank is provided written notice of such prepayment at least five (5) LIBOR Business Days prior to the date thereof (the "Prepayment Date"); and (ii) Borrower pays the Prepayment Amount. The notice of prepayment shall contain the following information: (a) the Prepayment Date; and (b) the LIBOR Option Advance which will be prepaid. On the Prepayment Date, Borrower shall pay to Bank the Prepayment Amount. Bank, in its sole discretion, may accept any prepayment of a LIBOR Option Advance even if not required to do so under the Loan Agreement and may deduct from the amount to be applied against the LIBOR Option Advance any other amounts required to be paid as part of the Prepayment Amount.

        The Prepaid Principal Amount will be applied to the LIBOR Option Advance being prepaid as Bank shall determine in its sole discretion. The "Prepayment Principal Amount" means the amount of the principal balance of the LIBOR Option Advance which Borrower has elected to prepay or the amount of the principal balance of the LIBOR Option Advance which Bank has required Borrower to prepay because of acceleration, as the case may be.

        If Bank exercises its right to accelerate the payment of the Loan Agreement prior to maturity based upon an Event of Default under the Loan Agreement, Borrower shall pay to Bank, in addition to any other amounts that may then be owing under the Loan Agreement, on the date specified by Bank as the Prepayment Date, the Prepayment Amount.

        Bank's determination of the Prepayment Amount shall be conclusive in the absence of obvious error or fraud. If requested in writing by Borrower, Bank shall provide Borrower a written statement specifying the Prepayment Amount.

        The Prepayment Amount shall be due and payable in full on the Prepayment Date. As used herein, "Prepayment Amount" means the sum of: (i) the Prepayment Principal Amount; (ii) interest accruing on the Prepaid Principal Amount through the Prepayment Date; and (iii) the amount (if any) by which (A) the additional interest which would have been payable on the amount so received had it not been received until the last day of such LIBOR Period or term exceeds (B) the interest which would have been recoverable by Bank by placing the amount so received on deposit in the certificate of deposit markets or the offshore currency interbank markets or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such LIBOR Period or term at the interest rate determined by Bank. Bank's determination as to such amount shall be conclusive absent manifest error.

        BY INITIALING BELOW, BORROWER ACKNOWLEDGE(S) AND AGREE(S) THAT: (A) THERE IS NO RIGHT TO PREPAY ANY LIBOR OPTION ADVANCE , IN WHOLE OR IN PART, WITHOUT PAYING THE PREPAYMENT AMOUNT, EXCEPT AS OTHERWISE REQUIRED UNDER APPLICABLE LAW; (B) BORROWER SHALL BE LIABLE FOR PAYMENT OF THE PREPAYMENT AMOUNT IF BANK EXERCISES ITS RIGHT TO ACCELERATE PAYMENT OF ANY LIBOR OPTION ADVANCE AS PART OR ALL OF THE OBLIGATIONS OWING UNDER THE LOAN AGREEMENT, INCLUDING WITHOUT LIMITATION, ACCELERATION UNDER A DUE-ON-SALE PROVISION; (C) BORROWER WAIVES ANY RIGHTS UNDER SECTION 2954.10 OF THE CALIFORNIA CIVIL CODE, OR ANY SUCCESSOR STATUTE; AND (D) BANK HAS MADE EACH LIBOR OPTION ADVANCE PURSUANT TO THE LOAN AGREEMENT IN RELIANCE ON THESE AGREEMENTS.


/s/ EP
-----------------------------
BORROWER'S INITIALS


8. Hold Harmless and Indemnification. Borrower agrees to indemnify Bank and to hold Bank harmless from, and to reimburse Bank on demand for, all losses and expenses which Bank sustains or incurs as a result of (i) any payment of a LIBOR Option Advance prior to the last day of the applicable LIBOR Period for any reason, including, without limitation, termination of the Loan Agreement, whether pursuant to this Addendum or the occurrence of an Event of Default; (ii) any termination of a LIBOR Period prior to the date it would otherwise end in


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accordance with this Addendum; or (iii) any failure by Borrower, for any reason, to borrow any portion of a LIBOR Option Advance.

9. Funding Losses. The indemnification and hold harmless provisions set forth in this Addendum shall include, without limitation, all losses and expenses arising from interest and fees that Bank pays to lenders of funds it obtains in order to fund the loans to Borrower on the basis of the LIBOR Option(s) and all losses incurred in liquidating or re-deploying deposits from which such funds were obtained and loss of profit for the period after termination. A written statement by Bank to Borrower of such losses and expenses shall be conclusive and binding, absent manifest error, for all purposes. This obligation shall survive the termination of this Addendum and the payment of the Loan Agreement.

10. Regulatory Developments Or Other Circumstances Relating To Illegality or Impracticality of LIBOR. If any Regulatory Development or other circumstances relating to the interbank Euro-dollar markets shall, at any time, in Bank's reasonable determination , make it unlawful or impractical for Bank to fund or maintain, during any LIBOR Period, to determine or charge interest rates based upon LIBOR, Bank shall give notice of such circumstances to Borrower and:

        (i) In the case of a LIBOR Period in progress, Borrower shall, if requested by Bank, promptly pay any interest which had accrued prior to such request and the date of such request shall be deemed to be the last day of the term of the LIBOR Period; and

        (ii) No LIBOR Period may be designated thereafter until Bank determines that such would be practical.

11. Additional Costs. Borrower shall pay to Bank from time to time, upon Bank's request, such amounts as Bank determines are needed to compensate Bank for any costs it incurred which are attributable to Bank having made or maintained a LIBOR Option Advance or to Bank's obligation to make a LIBOR Option Advance, or any reduction in any amount receivable by Bank hereunder with respect to any LIBOR Option or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Developments, which (i) change the basis of taxation of any amounts payable to Bank hereunder with respect to taxation of any amounts payable to Bank hereunder with respect to any LIBOR Option Advance (other than taxes imposed on the overall net income of Bank for any LIBOR Option Advance by the jurisdiction where Bank is headquartered or the jurisdiction where Bank extends the LIBOR Option Advance; (ii) impose or modify any reserve, special deposit, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, Bank (including any LIBOR Option Advance or any deposits referred to in the definition of LIBOR); or (iii) impose any other condition affecting this Addendum (or any of such extension of credit or liabilities). Bank shall notify Borrower of any event occurring after the date hereof which entitles Bank to compensation pursuant to this paragraph as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Determinations by Bank for purposes of this paragraph, shall be conclusive, provided that such determinations are made on a reasonable basis.

12. Legal Effect. Except as specifically modified hereby, all of the terms and conditions of the Loan Agreement remain in full force and effect.

        IN WITNESS WHEREOF, the parties have agreed to the foregoing as of the date first set forth above.

CRYSTAL DECISIONS, INC.                     COMERICA BANK-CALIFORNIA


By:    /s/ Eric Patel                       By:    /s/ Robert Van Nortwick
    ----------------------------------          --------------------------------

Title: Chief Financial Officer              Title: Vice President
       -------------------------------             -----------------------------



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